Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports 3rd Quarter 2015 Results;

Provides 4th Quarter, Updated Full Year 2015 Outlook and Initial 2016 Outlook

Boca Raton, Florida, November 4, 2015 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2015. Highlights of the results include:

•	Solid growth on a constant currency basis, including strong AFFO per share growth

•	Continued expansion of Tower Cash Flow and Adjusted EBITDA Margins

•	$250.0 million of stock repurchases

•	Purchased or built 352 new communications sites

“We executed very well once again in the third quarter,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Operating results on a constant currency basis were strong, and we continued our trend of increasing tower cash flow and adjusted EBITDA margin percentages on a year over year basis. Our customers remain active, and we continue to see solid backlogs of pending leasing business both domestically and internationally. Our backlogs continue to grow, and our initial 2016 Outlook reflects a higher domestic organic growth rate than we now expect for full year 2015. Our portfolio continues to grow as well. We now own over 25,000 sites. We expect to once again achieve our annual goal of 5% to 10% portfolio growth by year-end, while maintaining our disciplined approach to capital allocation. We are excited for the opportunities that we believe 2016 will bring, ranging from continued network deployments by existing customers, the start of AWS-3 deployments in the U.S., new spectrum auctions, and our goal of investing substantial amounts of capital in portfolio growth and stock repurchases not yet reflected in our initial 2016 Outlook. We look forward to a solid finish in 2015, and another strong year in 2016.”

Operating Results

Total revenues in the third quarter of 2015 were $410.7 million compared to $393.3 million in the year earlier period, an increase of 4.4%. Site leasing revenue of $372.0 million increased 6.6% over the year earlier period. Domestic cash site leasing revenue was $306.9 million in the third quarter of 2015 compared to $283.8 million in the year earlier period, an increase of 8.1%. International cash site leasing revenue was $53.5 million in the third quarter of 2015 compared to $48.8 million in the year earlier period, an increase of 9.7%. Eliminating the impact of changes in foreign currency exchange rates, total site leasing revenue and international cash site leasing revenue would have increased 13.1% and 51.2%, respectively, over the year earlier period. Site development revenues were $38.7 million in the third quarter of 2015 compared to $44.3 million in the year earlier period, a decrease of 12.5%.

Site leasing Segment Operating Profit of $290.6 million increased 7.2% over the year earlier period. Site leasing contributed 97.2% of the Company’s total Segment Operating Profit in the third quarter of 2015. Domestic site leasing Segment Operating Profit of $249.5 million increased 8.2% over the year earlier period. International site leasing Segment Operating Profit of $41.1 million increased 1.7% over the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, total site leasing Segment Operating Profit and international site leasing Segment Operating Profit would have increased 12.8% and 39.1%, respectively, over the year earlier period. Site development Segment Operating Profit Margin was 21.6% in the third quarter of 2015 compared to 23.3% in the year earlier period.

Tower Cash Flow for the third quarter of 2015 was $287.6 million, a 9.0% increase over the year earlier period. Tower Cash Flow Margin for the third quarter of 2015 was 79.8% compared to 79.3% in the year earlier period. Domestic Tower Cash Flow for the third quarter of 2015 was $251.0 million compared to $228.8 million in the year earlier period, an increase of 9.7%. International Tower Cash Flow for the third quarter of 2015 was $36.6 million compared to $35.0 million in the year earlier period, an increase of 4.5%. Eliminating the impact of changes in foreign currency exchange rates, total Tower Cash Flow and international Tower Cash Flow would have increased 13.9% and 41.2%, respectively, over the year earlier period.

Net loss for the third quarter of 2015 was $155.9 million or $1.23 per share compared to a $16.6 million loss or $0.13 loss per share in the year earlier period. Net loss for the third quarter of 2015 included a $112.1 million loss on the currency related remeasurement of a U.S. dollar denominated intercompany loan with our Brazilian subsidiary and a $56.7 million impairment of fiber assets acquired in the 2012 Mobilitie transaction.

Adjusted EBITDA in the third quarter of 2015 was $275.2 million compared to $254.3 million in the year earlier period, an increase of 8.2%. Eliminating the impact of changes in foreign currency exchange rates, Adjusted EBITDA would have increased 12.8% over the year earlier period. Adjusted EBITDA Margin was 69.0% in the third quarter of 2015 compared to 67.5% in the year earlier period.

Net Cash Interest Expense was $80.6 million in the third quarter of 2015 compared to $78.0 million in the year earlier period.

AFFO increased 5.8% to $183.9 million in the third quarter of 2015 compared to $173.8 million in the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, AFFO would have increased 12.9% over the year earlier period. AFFO per share increased 7.5% to $1.43 in the third quarter of 2015 compared to $1.33 in the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, AFFO per share would have increased 15.0% over the year earlier period.

Investing Activities

During the third quarter of 2015, SBA purchased 225 communication sites for $79.2 million in cash. SBA also built 127 towers during the third quarter of 2015. As of September 30, 2015, SBA owned or operated 25,111 communication sites, 15,509 of which are located in the United States and its territories, and 9,602 of which are located internationally. In addition, the Company spent $14.5 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the third quarter of 2015 were $129.5 million, consisting of $8.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $120.8 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, purchasing land and easements, and capital expenditures associated with the refurbishment of a new headquarters building).

Subsequent to the third quarter of 2015, the Company acquired 24 communication sites for an aggregate consideration of $19.8 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 317 communication sites for an aggregate amount of $198.3 million. The Company anticipates that most of these acquisitions will be consummated by the end of the first quarter of 2016.

Financing Activities and Liquidity

SBA ended the third quarter with $8.5 billion of total debt, $120.8 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $8.4 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.6x and 5.7x, respectively.

On October 14, 2015, the Company, through its existing SBA Tower Trust, issued $500.0 million of 3.156% Secured Tower Revenue Securities Series 2015-1C which have an anticipated repayment date of October 8, 2020 and a final maturity date of October 10, 2045 (the “2015 Tower Securities”). Net proceeds from this offering were used to make a cash distribution to SBA Guarantor LLC which were further distributed (1) to repay outstanding amounts on the Revolving Credit Facility of SBA Senior Finance II LLC and (2) for general corporate purposes.

As of the date of this press release, there were no borrowings outstanding under the $1.0 billion Revolving Credit Facility.

During the third quarter of 2015, the Company repurchased 2.2 million shares of its Class A common stock for $250.0 million, at an average price per share of $113.87. The Company currently has $750.0 million of repurchase authorization remaining under its existing $1.0 billion stock repurchase program. Since the beginning of 2015, the Company has reduced its shares of Class A common stock outstanding from 129.1 million to 126.1 million through stock repurchases.

Outlook

The Company is providing its fourth quarter 2015 Outlook, updating its full year 2015 Outlook, and providing its initial 2016 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s fourth quarter 2015 Outlook, full year 2015 Outlook, and initial 2016 Outlook assume approximately $10.0 million, $50.0 million, and $33.0 million, respectively, of non-cash straight-line leasing revenue. The revised 2015 Outlook contemplates 8% constant currency same tower leasing revenue growth before any churn (approximately 7% after non iDen churn), measured as projected fourth quarter 2015 over fourth quarter 2014. The initial 2016 Outlook contemplates organic leasing activity during 2016 (measured as projected fourth quarter 2016 over projected fourth quarter 2015) representing 9% constant currency same tower leasing revenue growth before any churn (approximately 8% after churn). The fourth quarter 2015 Outlook, full year 2015 Outlook, and initial 2016 Outlook assume the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2015 and 2016 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2016 guidance. The Company’s initial 2016 Outlook includes new tower builds in the U.S. and internationally of 590 to 610 towers. The Outlook does not contemplate any new financings or any repurchases of the Company’s stock during 2016.

Finally, the Company’s Outlook assumes an average foreign currency exchange rate of 3.85 Brazilian Reais to 1.0 U.S. Dollar and 1.30 Canadian Dollars to 1.0 U.S. Dollar for the fourth quarter of 2015 and for the initial 2016 Outlook. When compared to the Company’s full year 2015 Outlook provided July 29, 2015, the variances in the actual third quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year negatively impact the full year 2015 Outlook by approximately $7 million for Site Leasing Revenue and $4 million for Tower Cash Flow, Adjusted EBITDA and AFFO. The variance in foreign currency rate assumptions between the 2015 Outlook and 2016 Outlook has negatively impacted the initial 2016 Outlook by approximately $28 million for Site Leasing Revenue, $15 million for Tower Cash Flow, $14 million for Adjusted EBITDA, and $15 million for AFFO.

	Quarter ending	Full	Full
	December 31, 2015	Year 2015	Year 2016
($’s in millions)
Site leasing revenue (1)	$364.5 to $369.5	$1,476.7 to $1,481.7	$1,510.0 to $1,530.0
Site development revenue	$33.5 to $38.5	$152.9 to $157.9	$125.0 to $145.0
Total revenues	$398.0 to $408.0	$1,629.6 to $1,639.6	$1,635.0 to $1,675.0
Tower Cash Flow	$282.0 to $287.0	$1,137.6 to $1,142.6	$1,173.0 to $1,193.0
Adjusted EBITDA	$269.0 to $274.0	$1,089.5 to $1,094.5	$1,113.0 to $1,133.0
Net cash interest expense (2)	$80.5 to $82.5	$316.7 to $318.7	$322.0 to $332.0
Non-discretionary cash capital expenditures (3)	$8.0 to $9.0	$32.6 to $33.6	$30.0 to $40.0
AFFO	$175.0 to $184.0	$728.0 to $737.0	$731.0 to $775.0
Discretionary cash capital expenditures (4)	$255.0 to $265.0	$801.4 to $811.4	$170.0 to $190.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions, ground lease purchases, and capital expenditures associated with the purchase and refurbishment of a new corporate headquarters building. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Reconciliation of Midpoints of 2016 Outlook to 2015 Outlook for Site Leasing Revenue

($’s in millions)

Net new leasing revenue (1)	$123.0
Less:
Constant currency straight line adjustments (2)	(14.2)
Foreign currency translation adjustments	(28.0)
iDen and fiber revenue (2)(3)	(26.0)
Amortization of capital contributions for tower augmentations as leasing revenue (2)	(14.0)

$40.8

(1)	Includes a $25.0 million contribution from identified acquisitions and new builds.
(2)	Represents amounts by which 2016 revenue will be less than 2015 revenue for the specified item.
(3)	Represents approximately $20.0 million from iDen leases that churned throughout 2015 and approximately $6.0 million in leasing revenue associated with fiber assets.

Conference Call Information

SBA Communications Corporation will host a conference call on Thursday, November 5, 2015 at 10:00 AM (Eastern) to discuss the quarterly results. The call may be accessed as follows:

When:	Thursday, November 5, 2015 at 10:00 AM (Eastern)
Dial-in Number:	(800) 230-1074
Conference Name:	SBA third quarter results
Replay Available:	November 5, 2015 at 1:00 PM (Eastern) through November 19, 2015 at 11:59 PM (Eastern)
Replay Number:	(800) 475-6701
Access Code:	370398
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued growth and backlog of leasing business both domestically and internationally and a higher domestic organic growth, (ii) portfolio and organic growth for 2015 and into 2016, both domestically and internationally, and the Company’s ability to achieve its goal of 5% to 10% portfolio growth by year-end, (iii) the Company’s goal of investing substantial amounts of capital in portfolio growth and stock repurchases and approach with respect to capital allocation, (iv) the Company’s stock repurchase program and the impact of stock repurchases, (v) network deployments by existing customers, including the AWS-3 deployments in the U.S., as well as new spectrum auctions, (vi) the Company’s financial and operational guidance for the fourth quarter of 2015, full year 2015, and full year 2016, and the ability to improve upon its full year 2016 Outlook, (vii) timing of closing for currently pending acquisitions, (viii) spending additional capital in 2015 and 2016 on acquiring revenue producing assets not yet identified or under contract, (ix) customer activity levels during 2015 and into 2016, (x) Canada and Brazil’s foreign exchange rates and their impact on the Company’s financial and operational guidance, and (xi) the impact associated with iDen and non-iDen churn. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 2, 2015.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive; (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; and (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 590 to 610 towers in 2016. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Revenues:
Site leasing	$371,993	$349,010	$1,112,182	$998,781
Site development	38,742	44,283	119,351	123,481

Total revenues	410,735	393,293	1,231,533	1,122,262

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	81,346	77,926	243,298	223,049
Cost of site development	30,387	33,950	91,662	93,432
Selling, general, and administrative (1)	27,872	26,589	86,017	76,707
Acquisition related adjustments and expenses	364	(58)	7,483	10,728
Asset impairment and decommission costs	63,353	5,992	74,185	13,554
Depreciation, accretion, and amortization	164,330	159,410	498,560	464,858

Total operating expenses	367,652	303,809	1,001,205	882,328

Operating income	43,083	89,484	230,328	239,934

Other income (expense):
Interest income	1,276	161	2,284	428
Interest expense	(81,877)	(78,170)	(238,439)	(215,695)
Non-cash interest expense	(449)	(8,236)	(1,051)	(26,832)
Amortization of deferred financing fees	(4,803)	(4,599)	(13,973)	(13,114)
Loss from extinguishment of debt, net	—	(14,893)	—	(25,080)
Other (expense) income, net	(111,250)	611	(178,710)	20,384

Total other expense	(197,103)	(105,126)	(429,889)	(259,909)

Loss before provision for income taxes	(154,020)	(15,642)	(199,561)	(19,975)
Provision for income taxes	(1,926)	(982)	(7,112)	(4,710)

Net loss	(155,946)	(16,624)	(206,673)	(24,685)

Net loss per common share
Basic and diluted	$(1.23)	$(0.13)	$(1.61)	$(0.19)

Weighted average number of common shares
Basic and diluted	127,170	129,046	128,397	128,854

(1)	Includes non-cash compensation of $6,631 and $6,319 for the three months ended September 30, 2015 and 2014, respectively, and $21,604 and $16,951 for the nine months ended September 30, 2015 and 2014, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	September 30, 2015	December 31, 2014
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$73,271	$39,443
Restricted cash	46,785	52,519
Short-term investments	702	5,549
Accounts receivable, net of allowance of $1,418 and $889 at September 30, 2015 and December 31, 2014, respectively	73,383	104,268
Costs and estimated earnings in excess of billings on uncompleted contracts	25,800	30,078
Prepaid and other current assets	114,930	95,031

Total current assets	334,871	326,888
Property and equipment, net	2,720,874	2,762,417
Intangible assets, net	3,737,105	4,189,540
Deferred financing fees, net	89,185	95,237
Other assets	514,722	467,043

Total assets	$7,396,757	$7,841,125

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$32,197	$42,851
Accrued expenses	65,642	65,553
Current maturities of long-term debt	40,000	32,500
Deferred revenue	92,242	120,047
Accrued interest	39,184	53,178
Other current liabilities	19,002	16,921

Total current liabilities	288,267	331,050
Long-term liabilities:
Long-term debt	8,446,850	7,828,299
Other long-term liabilities	359,296	342,576

Total long-term liabilities	8,806,146	8,170,875

Shareholders’ deficit:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 126,143 and 129,134 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	1,261	1,291
Additional paid-in capital	1,951,657	2,062,775
Accumulated deficit	(3,149,082)	(2,542,380)
Accumulated other comprehensive loss	(501,492)	(182,486)

Total shareholders’ deficit	(1,697,656)	(660,800)

Total liabilities and shareholders’ deficit	$7,396,757	$7,841,125

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(155,946)	$(16,624)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion, and amortization	164,330	159,410
Non-cash interest expense	449	8,236
Deferred income tax expense (benefit)	3	(1,080)
Non-cash asset impairment and decommission costs	61,993	4,646
Non-cash compensation expense	6,702	6,416
Amortization of deferred financing fees	4,803	4,599
Loss from extinguishment of debt, net	—	14,893
Loss on remeasurement of U.S. denominated intercompany loan	112,130	—
Other non-cash items reflected in the Statements of Operations	(2,864)	330
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	17,781	(9,993)
Prepaid expenses and other assets	(28,780)	(27,526)
Accounts payable and accrued expenses	6,781	(7,740)
Accrued interest	(13,430)	(7,990)
Other liabilities	(14,747)	22,766

Net cash provided by operating activities	159,205	150,343

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(85,629)	(81,274)
Capital expenditures	(43,919)	(59,196)
Other investing activities	(573)	3,134

Net cash used in investing activities	(130,121)	(137,336)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	240,000	200,000
Repayment of Term Loans	(10,000)	(7,500)
Payments for settlement of convertible debt	—	(11,303)
Payments for settlement of common stock warrants	—	(326,607)
Repurchase and retirement of common stock	(250,041)	—
Payment for the redemption of 8.25% Notes	—	(253,805)
Proceeds from 4.875% Senior Notes, net of fees	—	732,459
Other financing activities	4,770	(1,876)

Net cash provided by (used in) financing activities	(15,271)	331,368

Effect of exchange rate changes on cash and cash equivalents	(10,388)	(1,770)
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,425	342,605
CASH AND CASH EQUIVALENTS:
Beginning of period	69,846	107,652

End of period	$73,271	$450,257

Selected Capital Expenditure Detail

	For the three months ended	For the nine months ended
	September 30, 2015	September 30, 2015
	(in thousands)
New tower build construction	$21,583	$76,688
Tower upgrades/augmentations	11,494	48,693
Refurbishment of headquarters building	2,115	12,288
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	7,438	21,363
General corporate expenditures	1,289	3,279

Total non-discretionary capital expenditures	8,727	24,642

Total capital expenditures	$43,919	$162,311

Communication Site Portfolio Summary

	Domestic	International	Total

Sites owned at June 30, 2015	15,467	9,341	24,808
Sites acquired during the third quarter	56	169	225
Sites built during the third quarter	35	92	127
Sites reclassified/decommissioned during the third quarter	(49)	—	(49)

Sites owned at September 30, 2015	15,509	9,602	25,111

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2015	2014	2015	2014	2015	2014
	(in thousands)
Segment revenue	$313,131	$293,775	$58,862	$55,235	$371,993	$349,010
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(63,587)	(63,108)	(17,759)	(14,818)	(81,346)	(77,926)

Segment operating profit	$249,544	$230,667	$41,103	$40,417	$290,647	$271,084

Segment operating profit margin	79.7%	78.5%	69.8%	73.2%	78.1%	77.7%

	Site Development
	For the three months
	ended September 30,
	2015	2014
	(in thousands)
Segment revenue	$38,742	$44,283
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(30,387)	(33,950)

Segment operating profit	$8,355	$10,333

Segment operating profit margin	21.6%	23.3%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses;

(3) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity; and

(4) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year, of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue and international cash site leasing revenue, (2) total site leasing segment operating profit and international site leasing segment operating profit, (3) total Tower Cash Flow and international Tower Cash Flow, (4) Adjusted EBITDA, and (5) AFFO and AFFO per share.

	Third Quarter 2015		Growth
	Year Over Year	Foreign	Excluding Foreign
	Growth Rate	Currency Impact	Currency Impact
Total site leasing revenue	6.6%	(6.5%)	13.1%
International cash site leasing revenue	9.7%	(41.5%)	51.2%
Total site leasing segment operating profit	7.2%	(5.6%)	12.8%
International site leasing segment operating profit	1.7%	(37.4%)	39.1%
Total site leasing tower cash flow	9.0%	(4.9%)	13.9%
International site leasing tower cash flow	4.5%	(36.7%)	41.2%
Adjusted EBITDA	8.2%	(4.6%)	12.8%
AFFO	5.8%	(7.1%)	12.9%
AFFO per share	7.5%	(7.5%)	15.0%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2015	2014	2015	2014	2015	2014
	(in thousands)
Site leasing revenue	$313,131	$293,775	$58,862	$55,235	$371,993	$349,010
Non-cash straight-line leasing revenue	(6,247)	(10,004)	(5,395)	(6,485)	(11,642)	(16,489)

Cash site leasing revenue	306,884	283,771	53,467	48,750	360,351	332,521
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(63,587)	(63,108)	(17,759)	(14,818)	(81,346)	(77,926)
Non-cash straight-line ground lease expense	7,657	8,120	898	1,105	8,555	9,225

Tower Cash Flow	$250,954	$228,783	$36,606	$35,037	$287,560	$263,820

Tower Cash Flow Margin	81.8%	80.6%	68.5%	71.9%	79.8%	79.3%

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months
	ended September 30,
	2015	2014
	(in thousands)
Net loss	$(155,946)	$(16,624)
Non-cash straight-line leasing revenue	(11,642)	(16,489)
Non-cash straight-line ground lease expense	8,555	9,225
Non-cash compensation	6,702	6,416
Loss from extinguishment of debt, net	—	14,893
Other expense (income)	111,250	(611)
Acquisition related adjustments and expenses	364	(58)
Asset impairment and decommission costs	63,353	5,992
Interest income	(1,276)	(161)
Total interest expense (1)	87,129	91,005
Depreciation, accretion, and amortization	164,330	159,410
Provision for taxes (2)	2,369	1,342

Adjusted EBITDA	$275,188	$254,340

Annualized Adjusted EBITDA (3)	$1,100,752	$1,017,360

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended September 30, 2015 and 2014, these amounts included $443 and $360, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended September 30,
	2015	2014
	(in thousands)
Total revenues	$410,735	$393,293
Non-cash straight-line leasing revenue	(11,642)	(16,489)

Total revenues minus non-cash straight-line leasing revenue	$399,093	$376,804

Adjusted EBITDA	$275,188	$254,340

Adjusted EBITDA Margin	69.0%	67.5%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months
	ended September 30,
	2015	2014
	(in thousands)
Net loss	$(155,946)	$(16,624)
Adjusted tax provision (1)	436	36
Real estate related depreciation, amortization, and accretion	162,811	157,939

FFO	$7,301	$141,351

Adjustments to FFO:
Non-cash straight-line leasing revenue	(11,642)	(16,489)
Non-cash straight-line ground lease expense	8,555	9,225
Non-cash compensation	6,702	6,416
Non-real estate related depreciation, amortization, and accretion	1,519	1,471
Amortization of deferred financing costs and debt discounts	5,252	12,835
Interest deemed paid upon conversion of convertible notes	—	7,392
Loss from extinguishment of debt, net	—	14,893
Other expense (income)	111,250	(611)
Acquisition related adjustments and expenses	364	(58)
Asset impairment and decommission costs	63,353	5,992
Non-discretionary cash capital expenditures	(8,727)	(8,582)

AFFO	$183,927	$173,835

Weighted average number of common shares (2)	128,279	130,234

AFFO per share	$1.43	$1.33

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

September 30,
2015
(in thousands)
2010-2C Tower Securities	$550,000
2012-1C Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
Revolving Credit Facility	280,000
2012-1 Term Loan A	160,000
2014 Term Loan B (carrying value of $1,478,265)	1,481,250
2015 Term Loan B (carrying value of $493,946)	498,750

Total secured debt	6,450,000

5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
4.875% 2022 Senior Notes (carrying value of $744,639)	750,000

Total unsecured debt	2,050,000

Total debt	$8,500,000

Leverage Ratio
Total debt	$8,500,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(120,758)

Net debt	$8,379,242

Divided by: Annualized Adjusted EBITDA	$1,100,752

Leverage Ratio	7.6x

Secured Leverage Ratio
Total secured debt	$6,450,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(120,758)

Net Secured Debt	$6,329,242

Divided by: Annualized Adjusted EBITDA	$1,100,752

Secured Leverage Ratio	5.7x